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                                 Exhibit 10(ff)

                                LICENSE AGREEMENT

     THIS AGREEMENT, effective as of January 31, 2002, is by and between Material Sciences Corporation, a corporation of Delaware, having its principal place of business at 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007-5995 (hereinafter referred to as "MSC"), and

     TouchSensor Technologies, LLC, a limited liability company of Delaware, having its principal place of business at 203 North Gables Boulevard, Wheaton, Illinois 60187 (hereinafter referred to as "TST");

                              W I T N E S S E T H:

     WHEREAS, TST has developed and is continuing to develop technology useful in the manufacture of touch sensors and touch pads usable in transportation and consumer electronics applications;

     WHEREAS, TST owns the Licensed Patents (as defined below);

     WHEREAS, MSC desires to obtain an exclusive license under the Licensed Patents in the Field (as defined below);

     WHEREAS, TST is willing to grant an exclusive license under the Licensed Patents, such license to be exclusive subject to the terms and conditions set forth in this Agreement;

     WHEREAS, it is the common vision of TST and MSC that touch-based switches and sensors can be incorporated into flexible substrates to meet customer needs for solutions enabling design flexibility, price reduction, and other improved features and benefits. TST and MSC believe customers are looking for solutions which can also include various forms of display technology, with the option to utilize a variety of flexible and rigid substrates, including, but not limited to, glass, plastic, PC board laminates, and flexible substrates, depending upon the end use application. TST is focusing its efforts on penetrating the appliance, commercial and industrial products, and medical device markets, and has selected MSC as a strategic partner to penetrate the consumer electronics and transportation markets. MSC intends to commercialize TST's touch-based switch technology in these markets, with emphasis on developing flexible substrate application solutions. It is the intent of both TST and MSC to work as a team, utilizing the competencies and intellectual property of each other, or jointly developed, to capitalize on identified customer needs in their respective markets; and

     WHEREAS, TST and MSC recognize the need to sell Chips and to grant Manufacturing Sublicenses (as defined below) to customers as a means to develop the target markets, and/or

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by [***]
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enhance relationships with target customers, with the goal of enhancing opportunities for MSC and TST, respectively, to sell interface panels, sensor assemblies, and products incorporating certain display technologies and flexible substrates.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

     When used in this Agreement, each of the following terms shall have the meaning set out in this Article.

     1.1 "Affiliate" of, or an entity "Affiliated" with, MSC or TST, means an entity that directly or indirectly controls, is controlled by, or is under common control with MSC or TST, respectively.

     1.2 "Assembled Flexible Substrates" shall mean thin gauge materials, including but not limited to polymer films, paper, or metal, whether or not laminated, metallized, coated, or processed in any manner to alter appearance, features or functionality, incorporated in or used as a substrate in conjunction with electronic materials and devices consisting of Touch Sensor Technology and/or [***], which may also include other electronic materials and devices for use in or as Interface Panels or Sensor Assemblies.

     1.3 "Chips" shall mean integrated semiconductor circuits that are necessary or useful for implementation of the Touch Sensor Technology in Licensed Products.

     1.4 "Combination Product" shall mean any product comprising a Licensed Product manufactured and sold in combination with one or more other products, none of which are Licensed Products.

     1.5 A "Direct Competitor" of TST shall be any entity that sells and/or designs switches or sensors. Should TST be granted a patent in the United States including Valid Claims covering [***], then a Direct Competitor shall also include an entity that sells and/or designs displays. A Direct Competitor shall not include an entity that only assembles products or component assemblies, including switches, sensors, and/or displays supplied by others together with other components.

     1.6  "Effective Date" shall mean the date first set forth above.

     1.7 "Field" shall mean (1) the transportation market, and (2) the consumer electronics market as set forth on attached Schedule 1, including but not limited to the products and product lines identified in Schedules 1, A and 1B (to the extent that the products and product lines listed on Schedule 1B comprise consumer electronics products and are sold in the consumer electronics market) and excluding all other markets, including but not limited to the

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markets listed in Schedule 1C and the products and product lines listed in
Schedule 1B (to the extent that the products and product lines listed in Schedule 1B do not comprise consumer electronics products and are not sold in the consumer electronics market).

     1.8 "Fiscal Quarter" shall mean the fiscal quarters of MSC ending on any May 31, August 31, November 30, and February 28/29.

     1.9 "Fiscal Year" shall mean MSC's fiscal year which commences March 1 of each calendar year and ends the following February on the final day thereof.

     1.10 "Full Sublicense" shall mean any Sublicense that is not a Manufacturing Sublicense.

     1.11 "Full Sublicense Profits" shall mean MSC's profits from Full Sublicenses consisting of: [***].

     1.12 "GAAP" shall mean generally accepted accounting principles as recognized in the United States and applied on a consistent basis.

     1.13 "Improvement" shall mean any invention or Know-How, whether or not patented or patentable, that is not claimed by any of the Licensed Patents and that relates to TST Touch Technology, [***], Assembled Flexible Substrates, Interface Panels, Sensor Assemblies or any inventions described or claimed in any of the Licensed Patents.

     1.14 "Interface Panel" shall mean any article that facilitates either or both of: (i) the activation of switching or signaling functions or the input of information by a human being; or (ii) the activation of indicators or signaling functions or the output of information by a machine in human understandable form. Interface Panels may include Touch Sensor Technology, decorative fascia (plastic, glass or other organic or inorganic substrates), connectors, backlighting, indicator lighting, displays (including [***]), audio and video outputs, housing and/or mounting mechanisms for the Interface Panel, and Assembled Flexible Substrates.

     1.15 "Know-How" shall mean any and all confidential or proprietary information, known as of the Effective Date or generated thereafter during the term of this Agreement, which is owned, developed, controlled by, or under which either TST or MSC may grant a license and which is necessary or useful in manufacturing, distributing or maintaining any Licensed Product or Improvement and includes, without limitation, manufacturing and quality assurance data, manufacturing tolerances, specifications, drawings and designs (including CAD files), and material and component cost and sourcing information. Notwithstanding the foregoing, the Know-How licensed by TST hereunder shall not include any information relating to or concerning the design or fabrication of TST's proprietary Chips.

     1.16 "Licensed Patents" shall mean the patents and patent applications listed on Schedule 2 attached hereto and incorporated herein by reference and any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all

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patents which may be granted thereon and all reissues, reexaminations, extensions, patents of addition and patents of importation thereof. Licensed Patents shall also include those patents and patent applications applied for or filed by or on behalf of TST on or prior to September 30, 2002, including, whenever filed, any foreign counterparts thereof, as well as all continuations, divisions and renewals thereof, all patents which may be granted thereon, all reissues, reexaminations, extensions, patents of addition, patents of importation thereof, and patents claiming the benefit of a Licensed Patent.

     1.17 "Licensed Products" shall mean any product consisting of an Interface Panel or a Sensor Assembly, the manufacture, use, importation or sale of which would, if not licensed, infringe a Valid Claim of an issued patent included in the Licensed Patents.

     1.18 "Manufacturing Sublicense" shall mean a Sublicense granted in conjunction with the sale of Chips by MSC authorizing a buyer to use Chips purchased from MSC in or with Touch Cell Circuitry designed by or for MSC to make a specified Licensed Product for use or sale within the Field.

     1.19 "Manufacturing Sublicense Profits" shall mean MSC's profits from Manufacturing Sublicenses consisting of [***].

     1.20 "Net Sales" shall mean with respect to each sale, transfer for value or other disposition of a Licensed Product to an unaffiliated third party, the gross revenue earned, recognized or recorded by MSC or an Affiliate of MSC with respect to such Licensed Product, less the following amounts, provided that in each case such amounts are invoiced or booked as part of such gross revenue: (i) discounts, including cash discounts, or rebates actually allowed or granted,
(ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return, (iii) freight charges actually paid by MSC or an Affiliate of MSC for delivery, and (iv) taxes or other governmental charges levied on or measured by the invoiced amount, whether absorbed by the billing or the billed party. Net Sales shall be determined in accordance with GAAP.

     1.21 "Sensor Assembly" shall mean an article comprising an electric field sensing device configured to sense the presence of a material (other than a human touch input). The Sensor Assembly may include Touch Sensor Technology, connectors, housing and/or mounting mechanisms for the Sensor Assembly, Assembled Flexible Substrates, and an output device, such as a display or other audio/visual indicator, if any. The output device may include [***]. In the case of a liquid sensor, the reservoir system that holds the liquid to be sensed may be included in the Sensor Assembly.

     1.22 "Sublicense" shall mean any right or license granted by MSC to any third party under any of the Licensed Patents in accordance with the sublicensing provisions of Article II.

     1.23 "Total Royalties" shall mean and include any and all Running Royalties and fees based upon Full Sublicense Profits and Manufacturing Sublicense Profits that are paid or payable to TST by MSC pursuant to Article III.

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     1.24 "Touch Cell Circuitry" shall mean circuitry for the implementation of
Touch Sensor Technology consisting of a field effect switch that is used in combination with appropriate touchpad geometry and may include the following elements: (i) an active electrical component, (ii) sensitivity selection components, and (iii) properly designed electrode structures.

     1.25 "Touch Sensor Technology" shall mean the inventions claimed in the Licensed Patents, together with relevant Know-How, relating to electric field sensing.

     1.26 [***]

     1.27 "Valid Claim" shall mean a claim in any unexpired patent comprising one of the Licensed Patents that has not been held invalid by a final non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction.

                               ARTICLE II - GRANT

     2.1 Subject to the terms, conditions, provisions, restrictions and limitations set forth elsewhere in this Agreement, TST hereby grants to MSC the following licenses:

          (a) an exclusive, worldwide right and license, under the Licensed Patents covering Touch Sensor Technology, with a right to grant one or more Sublicenses as herein provided, to make, have made, use, sell, have sold, import and otherwise dispose of Licensed Products within the Field;

          (b) an exclusive worldwide right and license under the Licensed Patents covering [***], with a right to grant one or more Sublicenses as herein provided, to make, have made, use, sell, have sold, import and otherwise dispose of Licensed Products within the Field; and

          (c) an irrevocable, worldwide right and license to use TST's Know-How in connection with the manufacture, use, sale, import or disposition of Licensed Products within the Field.

     2.2 (a) Notwithstanding the foregoing, except for Chips acquired from TST or from TST's suppliers with TST's approval or developed jointly with TST and except as and to the extent otherwise provided in Article XIII below, MSC shall not have any right under the Licensed Patents or otherwise to make, have made, use, sell, have sold, import or otherwise dispose of Chips derived from or superseding TST's proprietary Chip designs. After February 28, 2006, nothing herein shall preclude or limit MSC's right to independently develop, manufacture, sell, dispose of, or otherwise produce integrated semiconductor circuits necessary or useful solely in manufacturing Licensed Products.

          (b) Further, notwithstanding any other provision of this Agreement, the rights and licenses granted in this Agreement shall not extend to any patent rights or other intellectual property rights acquired or licensed by TST from any third party unless and


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          except to the extent that TST has acquired the right to grant such rights or licenses to MSC without incurring any incremental costs or liabilities, for royalties or otherwise.

     2.3  MSC hereby accepts the rights and licenses granted herein.

     2.4 Unless sooner terminated or revoked as elsewhere provided in this Agreement, the rights and licenses granted herein shall continue in effect until the last of the Licensed Patents expires or until no Valid Claim remains under any of the Licensed Patents, whichever comes first.

     2.5 Notwithstanding the foregoing, MSC's right to grant Sublicenses hereunder shall be subject to the following restrictions and limitations:

          (a) Prior to granting any Sublicense pursuant to this Agreement, MSC shall provide TST with written notice identifying the name and address of the proposed sublicensee and setting forth the terms of the proposed Sublicense. MSC shall not grant a Sublicense to any sublicensee that does not have a QS 9000 or ISO 9001-based quality system. Prior to entering into any Sublicense, MSC shall conduct an investigation to determine whether the proposed sublicensee has a QS 9000 or ISO 9001-based quality system. MSC shall, upon request made prior to the granting of the Sublicense, provide TST with a copy of the results of its investigation of the proposed sublicensee.

          (b) In no event shall any Sublicense grant to the sublicensee the right to grant a further sublicense. Further, all Sublicenses shall be limited to the manufacture, use and sale of Licensed Products within the Field.

          (c) MSC shall give TST ten days (10) notice prior to entering into substantive negotiations relating to a Full Sublicense with any prospective sublicensee that is a Direct Competitor, and TST shall within said ten (10) days notify MSC of its consent or denial as to such Full Sublicense negotiations. Thereafter, before entering into any Full Sublicense with a Direct Competitor, MSC shall give TST written notice of all of the material terms of the proposed Full Sublicense and MSC shall not grant any Full Sublicense to a Direct Competitor without TST's prior written consent, which consent may be withheld, conditioned or delayed by TST in its sole discretion, provided that TST shall be deemed to have given its consent if TST shall fail to give MSC notice to the contrary within five (5) business days following TST's receipt of the notice of material terms.

          (d) Notwithstanding the foregoing, MSC shall be entitled to grant Sublicenses pursuant to Section 2.1 only if and so long as MSC is not in default with respect to any of its obligations to make payments of Total Royalties and Minimum Annual Royalties in accordance with Article III.

          (e) Notwithstanding the foregoing, immediately upon the licenses granted to MSC in Section 2.1 becoming non-exclusive, all exclusive Sublicenses theretofore

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          granted shall become non-exclusive, and MSC's right to grant Full
          Sublicenses pursuant to Section 2.1 shall terminate.

               (f) Except as otherwise expressly provided below, each Sublicense shall, by its terms, terminate upon termination of this Agreement for any reason. A Sublicense in force at the time of termination of this Agreement may continue in effect thereafter if:

                    (i) TST has either approved in writing all of the terms and conditions of such Sublicense in advance or has exercised an option, provided to it in such Sublicense, either to terminate or to continue such Sublicense, in which case TST shall succeed to all rights and ownership interests of MSC and shall assume all ongoing obligations and liabilities thereunder that accrue following termination of this Agreement and that would otherwise be the responsibility of MSC; or

                    (ii) the terms and conditions of such Sublicense expressly provide that it will continue in effect following termination of this Agreement and TST has not either (a) approved such Sublicense in writing in advance, or (b) elected to continue under the Sublicense terms, in which case TST shall succeed to all of the rights and ownership interests of MSC under such Sublicense, but TST shall not succeed to any liabilities or obligations of MSC under such Sublicense and MSC shall continue to be solely responsible with respect to all of its liabilities and obligations thereunder.

     2.6 On or prior to October 14, 2002, TST shall furnish to MSC a listing of all patents and patent applications issued or filed by or on behalf of TST on or prior to September 30, 2002, including with such listing a complete file of any and all pending patent applications. Such patents and patent applications shall be considered as part of the Licensed Patents and Schedule 2 attached hereto shall be updated accordingly.

     2.7 On or prior to March 1, 2006 and each succeeding anniversary of such date thereafter so long as the licenses granted hereunder continue to be exclusive, MSC shall notify TST in writing if MSC desires that such licenses continue to be exclusive and agrees to continue to pay Minimum Annual Royalties pursuant to Section 3.5, which payment is a condition of continued exclusivity. If at any time MSC fails to give timely notice as set forth above or defaults with respect to payments of Minimum Annual Royalties in accordance with Section 3.5, upon three (3) business days prior written notice to MSC from TST, and MSC's failure to cure such delinquent notice or default within the three (3) business day period, TST in addition to all other remedies available to it hereunder may terminate the exclusivity provisions of this Agreement, after which MSC's licenses hereunder shall be non-exclusive.

     2.8 Should the rights and licenses of MSC hereunder become non-exclusive for any reason, then the Manufacturing Sublicenses, if any, in effect at that time shall continue in effect

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and MSC shall be entitled to continue to grant new Manufacturing Sublicenses. In such event, TST shall be entitled to increase the price at which it will supply Chips for such new Manufacturing Sublicenses to TST's cost, as determined pursuant to Section 13.5, divided by [***]. TST shall continue to supply Chips for preexisting Manufacturing Sublicenses at its cost as determined pursuant to
Article XIII. TST agrees that, so long as MSC continues to purchase Chips from TST for use by sublicensees under Manufacturing Sublicenses granted during the exclusivity period, TST will not sell or offer to sell Chips to such sublicensees for use in connection with such pre-existing Manufacturing Sublicenses, either directly or indirectly through some other licensee. MSC shall be responsible for providing support to all sublicensees under Manufacturing Sublicenses.

     2.9 Should the rights and licenses of MSC hereunder become non-exclusive for any reason, then the Full Sublicenses in force at that time shall continue in effect and TST agrees that, so long as such Full Sublicenses remain in force during the term of this Agreement, TST shall not directly or indirectly through another licensee seek to license such pre-existing sublicensees with respect to all or any of the rights granted to them in such pre-existing Full Sublicenses. MSC shall be responsible for providing support to sublicensees under such preexisting Full Sublicenses. TST shall continue to supply Chips for preexisting Full Sublicenses at its cost as determined pursuant to Article XIII.

                             ARTICLE III - ROYALTIES

     3.1 MSC, as herein provided, shall pay Total Royalties to TST. Total Royalties shall consist of the following components:

          (a) Running Royalties based upon Net Sales of Licensed Products by MSC and its Affiliates (Section 3.2), and

          (b)  Fees based upon Full Sublicense Profits (Section 3.3), and

          (c)  Fees based upon Manufacturing Sublicense Profits (Section 3.3).

     3.2 Royalties based on Net Sales of Licensed Products shall be defined as "Running Royalties" and shall be computed by multiplying Net Sales of Licensed Products times the Base Royalty Rate. Running Royalties shall be based upon (i.) each Licensed Product, any portion of which or the manufacture, sale, or use of which is covered by Licensed Patents in the country of manufacture; and (ii.) each Licensed Product, any portion of which and the manufacture, sale, or use of which is covered by Licensed Patents in the country of use or sale, unless royalties have been paid by MSC thereon pursuant to Article 3.2 (i.) hereof. "Base Royalty Rate" is defined, with respect to various levels of Net Sales in each Fiscal Year, as the applicable rate set forth in the following table:

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     Base Royalty Rate                      Net Sales During Fiscal Year
     -----------------                      ----------------------------
          [***].                                      [***].





          In the event that Licensed Products are sold in the form of Combination Products, Net Sales for the purpose of determining Running Royalties on such Combination Products shall be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B) where "A" is the invoice price of the Licensed Products if sold separately by MSC, and "B" is the total invoice price of any other product or products in the combination, if sold separately by MSC or an Affiliate. If, on a country-by-country basis, the Licensed Products are not sold separately, "A" shall be the invoice price charged for similar products sold in the Field by MSC or an Affiliate and "B" shall be the invoice price of the other product or products sold in the Field by MSC or an Affiliate.

     If on a country-by-country basis the other product or products in the combination are not sold separately in said country by MSC or an Affiliate, Net Sales, for the purpose of determining Running Royalties on the Combination Products shall be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/C, where "A" is the invoice price of the Licensed Products if sold separately by MSC or an Affiliate, and "C" is the invoice price of the Combination Product by MSC or an Affiliate.

     If on a country-by-country basis neither the Licensed Products nor the other product or products in the Combination Product is sold separately in said country by MSC or an Affiliate, Net Sales, for purposes of determining Royalties Royalties on the Combination Products, shall be calculated as if the Licensed Products and other product or products in the combination had been sold in the United States by MSC so that the fraction A/(A+B), as defined above, shall be multiplied by the actual Net Sales of the Combination Product in such country to determine Net Sales for calculation of the royalty.

     3.3 MSC shall pay to TST fees equal to [***] of the Full Sublicense Profits and fees equal to [***] of the Manufacturing Sublicense Profits.

     3.4 Total Royalties shall accrue to TST on the dates that Net Sales, Full Sublicense Profits and/or Manufacturing Sublicense Profits are recognized by MSC or its Affiliates in accordance with GAAP.

     3.5 MSC agrees to pay to TST minimum annual royalties ("Minimum Annual Royalties") for each Fiscal Year as provided below. Minimum Annual Royalties shall be fully creditable against Total Royalties accruing during the Fiscal Year for which such Minimum

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Annual Royalties are paid. Minimum Annual Royalties shall be paid in lieu of any obligation of MSC to use best efforts or any standard of efforts to promote and sell Licensed Products.

                         Minimum Annual Royalty Schedule
                         --------------------------------

             MSC Fiscal Year Ending         Minimum Annual Royalty
             ----------------------         ----------------------
                  2003                         $1,000,000.00
                  2004                         $1,500,000.00
                  2005                         $2,750,000.00
                  2006                         $2,750,000.00
                  [***]                        [***]

     In the event MSC elects to grant a Sublicense with respect to [***] in Licensed Products, the Minimum Annual Royalty set forth in the foregoing table shall be increased by an additional [***] for each Fiscal Year or portion thereof (on a prorated basis for the remainder of such Fiscal Year) during which such Sublicense is in effect.

     3.6 All amounts due under this Agreement shall be paid in United States dollars by wire transfer to the account designated from time to time by TST for such purposes in written notice given in accordance with Section 8.9 and shall be deemed made at the office of the financial institution where such account is held. In the event that TST at any time fails to designate an active account for such purposes, such payments shall be made by check delivered to TST's offices.

     The United States dollar amounts due in payment of Total Royalties shall be determined by first converting any Net Sales, Manufacturing Sublicense Profits, and Full Sublicense Profits denominated in the currency of another country to equivalent United States dollars and then applying (1) the applicable Base Royalty Rate in Section 3.2 to the converted worldwide Net Sales, and (2) the applicable rates provided in Section 3.3 to the Manufacturing Sublicense Profits and the Full Sublicense Profits, respectively. The conversion rate used for each such currency conversion shall be the average rate of exchange quoted by the Wall Street Journal, New York Edition, for the relevant currency during the Fiscal Quarter in which the Net Sales or the revenues giving rise to Manufacturing Sublicense Profits and/or Full Sublicense Profits occurred.

     3.7  Payments shall be made to TST as follows:

          (a) During the initial MSC exclusive license period (the four years ending February 28, 2006), MSC shall make quarterly payments to TST on June 1st, September 1st, December 1st and March 1st (or the first business day thereafter) equal to 25% of the Minimum Annual Royalty due for the applicable Fiscal Year pursuant to
               Section 3.5.

               By the 45th day after the end of each Fiscal Quarter, MSC shall provide to TST a report in accordance with the requirements of
               Section 3.8 that shall

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               reflect the Total Royalties accrued during the Fiscal Quarter and the Fiscal Year to date period.

               If Total Royalties accrued exceed Minimum Annual Royalties paid for Fiscal Years ending February 28/29, 2003, 2004, 2005 or 2006, then such additional Total Royalties shall be paid to TST by the 45th day following the last day of the Fiscal Year then ended.

          (b) While MSC's license is exclusive for Fiscal Years ending after February 28, 2006, MSC shall make quarterly payments to TST on June 1st, September 1st, December 1st and March 1st (or the first business day thereafter) equal to 25% of the Minimum Annual Royalty due for the applicable Fiscal Year pursuant to Section 3.5.

               By the 45th day after the end of each Fiscal Quarter ending after February 28, 2006, MSC shall provide to TST a report in accordance with the requirements of Section 3.8 that shall reflect the Total Royalties accrued during the Fiscal Quarter and the Fiscal Year to date period. With such report each quarter, MSC shall pay to TST an amount equal to the greater of (i) the then unpaid balance of the Total Royalties accrued for the Fiscal Year to date period or (ii) the then unpaid balance of the Minimum Annual Royalty amounts accrued for the Fiscal Year to date period.

          (c) In the event that MSC's license is non-exclusive, by the 45th day after the end of each Fiscal Quarter, MSC shall provide to TST a report in accordance with the requirements of Section 3.8 that shall reflect the Total Royalties accrued during the Fiscal Quarter and the Fiscal Year to date period. With such report each quarter, MSC shall pay to TST the Total Royalties accrued during the Fiscal Quarter.

     3.8 Within 45 days following the end of each Fiscal Quarter, MSC shall provide TST with a report written in English and certified by the Chief Financial Officer of MSC, setting forth the Total Royalties due and payable during the Fiscal Quarter and the Fiscal Year to date period as of the end of such Fiscal Quarter. Such report shall be in sufficient detail as mutually agreed by MSC and TST, and shall include breakdowns of Net Sales of Licensed Products, Manufacturing Sublicense Profits (by sublicensee), and Full Sublicense Profits (by sublicensee) between the transportation and consumer electronics markets.

     3.9 The timely payment of Total Royalties and of Minimum Annual Royalties is a material obligation. If MSC fails to make such payments when due, TST shall have the right to terminate this Agreement pursuant to Section 10.4(a).

     3.10 Notwithstanding the foregoing, the first payment of Total Royalties due under this Agreement shall not occur until June 1, 2002 and the period from the Effective Date to the last

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day of the Fiscal Quarter ending immediately prior to the foregoing date shall be deemed the first reporting period for purposes of Section 3.7 (a).

     3.11 MSC shall accrue in favor of TST as of February 28, 2002, $166,666.66 for the period January 1, 2002 through February 28, 2002, such accrual to be paid to TST with the payment due June 1, 2002.

                           ARTICLE IV - RECORDKEEPING

     4.1 MSC shall keep accurate records that are sufficiently detailed and complete to permit an examination by TST pursuant to Section 4.2 for purposes of verifying all information required to be reported or determined pursuant to Articles III and XV hereof. Such records for each Fiscal Year shall be maintained for at least three (3) full years following MSC's filing of its corresponding Annual Report on Form 10-K with the Securities and Exchange Commission, provided that, for purposes of Article XV MSC may not claim losses for periods in which records are no longer maintained as a part of the cumulative losses unless MSC has theretofore provided TST with detailed reports of such losses and afforded TST an opportunity to examine the relevant records at MSC's expense.

     4.2 TST shall have the right, at its sole discretion and expense, upon written notice given within sixty (60) days following the later of (i) its receipt of the report for fourth Fiscal Quarter of each Fiscal Year or (ii) April 30 following the end of such Reporting Period to nominate an independent accountant reasonably acceptable to and approved by MSC, such acceptance and approval not to be unreasonably withheld, conditioned or delayed, who shall have access to MSC's records (after executing a confidentiality agreement reasonably acceptable to MSC) during reasonable business hours for the purpose of inspecting and examining such records and verifying the amounts payable by MSC as required under this Agreement for the immediately preceding Fiscal Year, such examination to be completed no later than August 31 of the respective calendar year. The accountant shall disclose to TST only information relating solely to the accuracy and completeness of the reports and the correct amounts paid and payable under this Agreement. A copy of the Accountant's examination report shall be delivered to MSC. Should MSC fail to file its Form 10-K report with the Securities and Exchange Commission by May 31 of any year, and then the date by which TST shall give notice of its intent to examination will be extended for a period equal to the number of business days that such filing is delayed. In addition, if an examination reveals a deficiency in MSC payments that equals or exceeds the criteria set forth in Section 4.4, then TST may elect to have the approved accountant inspect and examine records relating to any of the last three preceding Fiscal Years as to which no previous examination has been conducted.

     4.3 If TST's examination or inspection determines that the amounts due from MSC hereunder were greater than the amounts reported and paid by MSC, TST shall promptly furnish to MSC a copy of the accountant's examination report setting forth the amount of the deficiency, and showing, in reasonable detail, the basis upon which the deficiency was determined. Subject to Article IX, MSC shall remit to TST a sum equal to the deficiency plus compound interest

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thereon computed at the prime rate as reported in the New York Edition of the
Wall Street Journal for the last business day of the Reporting Period plus two percent (2%) within thirty-days (30) from the date of delivery of the examination report. Should the examination report disclose that MSC has made an overpayment, then, within thirty (30) days thereof, TST shall return to MSC the amount of the overpayment plus compound interest thereon computed at the prime rate as reported in the New York Edition of the Wall Street Journal for the last business day of the Reporting Period plus two percent (2%).

     4.4 All costs of any independent examination shall be borne by TST. However, MSC shall reimburse TST for all actual out-of-pocket costs of the independent examination if the independent examination reveals underpayments in excess of (i) five percent (5%) of the amount originally reported by MSC to be due for the examined Reporting Periods and (ii) one hundred thousand dollars ($100,000.00), whichever is greater.

     4.5 Any tax required to be withheld on monies payable to TST under the laws of any country shall be deducted from the amounts paid to TST by MSC and shall be promptly paid by MSC for and on behalf of TST to the appropriate governmental authority, and MSC shall furnish TST with proof of payment of such tax.

                      ARTICLE V - PATENTS AND IMPROVEMENTS

     5.1 In the event TST decides to abandon or discontinue prosecution or maintenance of any patent or patent application listed on Schedule 2, TST shall exert commercially reasonable efforts to provide MSC with sufficient notice to allow MSC to continue prosecution or to maintain the affected patent application or patent, provided that any continued prosecution of a pending patent application does not result in the disclosure of information maintained by TST as a trade secret.

     5.2 Pursuant to paragraph 5.1, MSC shall have the option, exercisable upon written notification to TST, to assume full responsibility for the prosecution or maintenance of the affected patent(s) or patent application(s), in which event all such affected patent(s) and patent application(s) shall be promptly assigned by TST to MSC, who thereafter for all purposes shall be deemed the owner of all right, title, and interest in such patent(s) or patent application(s) subject only to a perpetual, paid-up, worldwide license thereunder in favor of TST and to any other pre-existing licenses theretofore granted by TST to third parties, in each case for activities outside the Field. In no event shall MSC be liable for or subject to any obligations of TST under any such third party licenses. Should MSC exercise the option herein granted, then TST shall assist MSC in effecting the assignment (including signing all such papers as MSC shall reasonably deem necessary) at no additional costs to MSC other than reimbursement of TST's reasonable out-of-pocket expenses incurred in connection therewith.

     5.3 During the period commencing October 1, 2002 and, unless earlier terminated as provided below, continuing during the term of this Agreement (the "Joint Development Period"), MSC and TST will cooperate in developing and commercializing Improvements. All

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Improvements invented, conceived or acquired by or on behalf of either or both
MSC and TST, either independently or jointly, during the Joint Development Period shall be jointly and equally owned by MSC and TST, subject only to the restrictions and limitations set forth in this Section 5.3. Either MSC or TST may elect to terminate the Joint Development Period at any time after September 30, 2005 upon eighteen (18) months prior written notice, which notice may be given at any time on or after March 1, 2004. The Joint Development Period may be terminated at any time upon mutual consent. Notwithstanding their joint ownership of any patent rights covering any Improvements, MSC and TST hereby irrevocably agree that MSC shall have the exclusive rights to commercialize and license such patent rights with respect to Licensed Products in the Field and that TST shall have exclusive rights to commercialize and license such patent rights with respect to Licensed Products outside of the Field. Except with respect to the foregoing exclusive rights, neither MSC nor TST shall owe the other any accounting or other obligation with respect to any jointly owned patent rights, nor shall MSC be obligated to pay Running Royalties to TST on account of products covered only by a patent solely owned by MSC or jointly owned with TST. Subject to the provisions of Article XII, each of MSC and TST shall promptly inform the other in writing with respect to all Improvements invented, conceived or created by it during the Joint Development Period. [***].

     5.4 The parties shall confer with respect to the preparation of patent applications covering any jointly owned Improvements. If the parties direct that a patent application or application for other intellectual property protection shall be filed on any jointly owned Improvement, then they shall determine which party shall have responsibility for preparing and prosecuting the application. The other party shall assist in preparing, filing, and prosecuting such United States and foreign applications in their joint names with respect to jointly owned Improvements. The parties shall jointly and equally bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of such United States and foreign application(s). MSC and TST shall cooperate with each other to assure that such application(s) will cover, to the best of their knowledge, all items of commercial interest and importance to them. The party prosecuting the patent application shall keep the other party advised as to all developments with respect to such application(s) and shall promptly supply to the other party copies of all papers, documents and correspondence received or filed in connection with the prosecution thereof. Should the parties be unable to agree upon the preparation or prosecution of a patent application covering jointly owned Improvements where the Improvement was invented solely by one or more employees or contractors of one party, then that party shall control preparation and prosecution of the patent application. Should they be unable to agree upon preparation and/or prosecution of a patent application covering a jointly owned Improvement where the Improvement was invented jointly by employees or contractors of both parties, the parties shall refer the matter to dispute resolution pursuant to Article IX.

     5.5 During the Joint Development Period, the parties may determine that research and development work related to Improvements will be contracted to third parties at the cost and expense of the parties, apportioned as they may agree. During the Joint Development Period, neither party shall engage any third party to conduct research or development work with regard to Licensed Products or Improvements without first advising the other party and seeking its consent

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and an apportionment of the costs therefor. Except as otherwise agreed by the parties, no such third party research or development shall be undertaken without first ensuring that the parties shall acquire the right to exploit the results of such research and development pursuant to this Agreement. On or prior to October 14, 2002, each of TST and MSC shall provide the other with a schedule identifying all third party research and development activities related to possible Improvements to which it is a party.

     5.6 During the term of this Agreement, either party may acquire proprietary information, technology or other rights ("Proprietary Rights") from third parties that enhance the manufacture or use of the Licensed Products. To the greatest extent commercially practicable, all such acquired Proprietary Rights shall be subject to the terms of this Agreement, and shall be licensed to TST or MSC, as appropriate, without further charge or expense to the licensed party.

                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

     6.1 TST expressly warrants and represents that it owns all of the rights, title and interest in and to the Licensed Patents, except for U.S. Patent No. 5,856,646 which it jointly owns with Allen-Bradley Company, LLC.

     6.2 TST expressly warrants and represents that it has no outstanding encumbrances or agreements, written, oral, or implied, involving the Licensed Patents that would conflict with the rights granted hereunder. MSC represents and warrants that it is not a party to any agreement that conflicts with its obligations under this Agreement.

     6.3 MSC makes no representation or warranty that it will market the Licensed Products covered by this Agreement or, if MSC does market the Licensed Products, that such Licensed Products shall be the exclusive means by which MSC will participate in the Field. Furthermore, all business decisions, including without limitation the design, manufacture, sale, price and promotion of Licensed Products covered under this Agreement and the decision whether to sell a particular product, shall be within the sole discretion of MSC. TST acknowledges that MSC, without use of the Licensed Patents, may now or in the future develop or acquire products that generally provide the same functionality as the Licensed Products.

     6.4 TST warrants that it is aware of no patents, patent applications, know-how or other intellectual property owned by a third party which would be infringed by reason of the manufacture or sale or use or importation of products covered by the Licensed Patents, and has received no notice of assertion or claim of infringement by any third party with respect to products TST has produced under any of the Licensed Patents.

     6.5 TST represents and warrants that it has entered into employment agreements with each of [***] and [***] which are currently in effect, true and correct copies of which have been provided to MSC.

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     6.6  Each of the parties represents and warrants that it is authorized to enter into this Agreement, and that it has secured such authorizations and approvals from its board of directors or as otherwise appropriate in furtherance of entering into this Agreement.

     6.7 TST represents and warrants that to its knowledge the claims included in the Licensed Patents are valid and enforceable and that TST has received no notice or claim from any third party to the contrary, other than rejections in office actions by patent examiners.

     6.8 TST represents and warrants that it is not presently aware of any technology or development that would or is likely to render obsolete the Licensed Patents or render Licensed Products commercially impractical.

                     ARTICLE VII - THIRD PARTY INFRINGEMENT

     7.1 In the event that there is alleged infringement by a third party of any of the Licensed Patents or any patents that are jointly owned by MSC and TST pursuant to Article V with respect to Licensed Products in the Field, MSC shall notify TST in writing to that effect, including with said written notice evidence establishing a prima facie case of such infringement by such third party. The prima facie determination of infringement, contributory infringement, or inducement to infringe shall be confirmed or refuted within ninety (90) days of notice by an independent patent attorney ("IPA"), satisfactory to the parties, and the parties shall equally contribute to the costs of the IPA. Should the IPA confirm the alleged infringement, TST shall have ninety (90) days from the date of the IPA's decision to obtain a discontinuance of such infringement or bring suit against the third party infringer.

     7.2 If, after the expiration of said ninety (90) days from the date of said decision, TST has not obtained a discontinuance of such infringement, or brought suit against the third party infringer, MSC shall have the right, but not the obligation, to bring suit against such infringer and join TST as a party plaintiff, provided that MSC shall bear all the expenses of such suit. TST will cooperate with MSC in any suit for infringement of a Licensed Patent brought by MSC against a third party, and shall have the right to consult with MSC and to participate in and be represented by independent counsel in such litigation at its own expense. MSC shall incur no liability to TST as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Licensed Patents invalid or unenforceable.

     7.3 Any and all damages or other monies received in settlement or judgment of such suit brought by MSC shall be applied first by MSC and TST in satisfaction of their respective litigation expenses, with any remainder thereafter paid to MSC. In the event the damages or other monies awarded or received in settlement are insufficient to reimburse such expenses, such damages and monies shall be allocated pro rata between the parties based on their percentage of expenses when compared to total expenses.

     7.4 If TST elects to bring suit against such alleged third party infringer, then TST shall bear all the expenses of such suit. MSC, at TST's expense, will cooperate with TST in any

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

suit for infringement of any patent included in the Licensed Patents brought by TST against a third party, and shall have the right to consult with TST and to participate in and be represented by independent counsel in such litigation at MSC's own expense.

     7.5 Any and all damages or other monies received in settlement or judgment of such suit brought by TST shall be applied first by MSC and TST in satisfaction of their respective litigation expenses, with any remainder thereafter paid to TST. In the event the damages or other monies awarded or received in settlement are insufficient to reimburse such expenses, such damages and monies shall be allocated pro rata between the parties based on their percentage of expenses when compared to total expenses. TST shall not without MSC's prior written approval settle any such suit in a manner allowing the alleged infringer to sell Licensed Products within the Field.

     7.6 Should any person bring an action seeking a declaratory judgment of non-infringement and/or invalidity of any patent included in the Licensed Patents, then TST shall have the right, but not the obligation, to litigate, control, and settle, at its sole discretion, the action. TST shall notify MSC as soon as reasonably possible of its intention to litigate and control the action. Should TST determine in its sole discretion that it will not litigate and control the action, then MSC may elect to do so. Should the party litigating the action bring a counterclaim for infringement of a Licensed Patent and/or of a Jointly Owned Improvement, then the provisions of Sections 7.3 and 7.5 shall control the disposition of any recovery attributable to such action. MSC and TST agree to cooperate in any such action. TST shall not without MSC's prior written approval settle any such suit in a manner allowing the alleged infringer to sell Licensed Products within the Field.

     7.7 MSC shall not advise any third party that it is infringing any patent included in the Licensed Patents without the prior written consent of TST.

                        ARTICLE VIII - FURTHER PROVISIONS

     8.1 This Agreement or any interest herein shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld, conditioned or delayed. However, without securing such prior written consent, either party may, after 30 days written notice to the other, assign this Agreement to an Affiliate or a successor to all or substantially all of its business to which this Agreement relates, provided that no such assignment shall be binding and valid until and unless the assignee shall have assumed, in a writing delivered to the non-assigning party, all of the duties and obligations of the assignor, and, provided further, that the assignor shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations.

     8.2 A waiver of any provision of this Agreement or of any breach or default hereunder may be affected only by a writing signed by the party against whom such waiver is to be enforced. The waiver by either party of any provisions of this Agreement, or of any breach or

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

default of the other party, shall not be construed to be a continuing waiver of such provision or of any succeeding breach or default or a waiver of any other provisions of this Agreement.

     8.3 All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the internal laws of the State of Illinois without regard to its conflict of law principles.

     8.4 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining part or provisions shall not be affected by such holdings.

     8.5 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     8.6 Except as otherwise provided in Section 10.4(c), any delays in or failures of performance by either party of any obligations other than timely payment of monies due under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

     8.7 It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as expressly provided herein, the parties make no covenant or other commitment to the other concerning its future action. Accordingly, this Agreement together with all Schedules, exhibits and attachments referred to herein: (i) constitutes the entire agreement and understanding between the parties and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in such Agreements and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral.

     8.8 This Agreement may be amended only by a writing signed by both of the parties hereto.

     8.9 All communications, reports, and notices required or permitted to be given by one party to the other under this Agreement shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by either party by notice in writing to the other given in accordance herewith.

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

          If to TST:                   TouchSensor Technologies, LLC
                                       203 N. Gables Boulevard
                                       Wheaton, Illinois 60187
                                       Attn: Thomas M. Schreiber
                                       Fax:  630-221-0737

          With a copy to:              Sachnoff & Weaver, Ltd.
                                       30 S. Wacker Drive, 29th Floor
                                       Chicago, Illinois 60606
                                       Attn: Stewart Dolin
                                       Fax: 312-207-6406

          If to MSC:                   Material Sciences Corporation
                                       2200 E. Pratt Boulevard
                                       Elk Grove Village, Illinois  60007-5995
                                       Attention: Chief Financial Officer
                                       Fax: 847-718-8643

     All such notices, reports and communications shall be sent by Certified or Registered U.S. mail, postage prepaid and return receipt requested, or by facsimile, and shall be considered given as of the date of receipt.

     8.10 MSC agrees to mark every Licensed Product manufactured and/or sold by it or its Affiliates under this Agreement in accordance with the statutes of the United States and statutes in such foreign countries where patent coverage is obtained, relating to the marking of patented articles. TST agrees to mark every product manufactured and/or sold by it or its Affiliates and Licensees covered by Jointly Owned Improvements in accordance with the statutes of the United States and statutes in such foreign countries where patent coverage is obtained, relating to the marking of patented articles.

     8.11 Except with the approval of the TST Board of Directors, through April 26, 2005, MSC shall not employ or seek to employ [***] or [***], while they are employees of TST. Further, so long as the licenses granted herein remain exclusive, unless an employee (other than [***] and [***]) shall have been terminated from TST for at least one (1) year or TST's management shall have approved such action, MSC shall not initiate contact with or solicit any such person for purposes of employing or inducing him or her to leave the employment of TST. Similarly, so long as the licenses granted herein remain exclusive, unless an employee shall have been terminated from MSC for at least one (1) year or MSC's management shall have approved such action, TST shall not initiate contact with or solicit any such person for purposes of employing or inducing him or her to leave the employment of MSC.

     8.12 Should either [***] or [***] terminate his employment with TST and compete or attempt to compete with MSC, MSC's Affiliates, or MSC's sublicensees, in each case with respect to Licensed Products in the Field, at any time prior to April 26, 2005, then, unless TST

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shall have procured compliance or brought suit to enforce the non-compete provisions of the applicable employment agreement within sixty (60) days following notice from MSC, MSC shall have the right but not the obligation to enforce at MSC's sole cost on behalf of TST the employment agreement, and to name TST as a party to any such suit. TST and MSC shall cooperate fully with one another in any such suit. TST shall have the right to be represented at its sole cost by counsel of its choice in any suit brought by MSC pursuant hereto.

     During the period from the Effective Date until the date on which [***] or [***], as the case may be, ceases to be an employee of TST, upon MSC's written request and subject to MSC's undertaking to pay all premiums and other out-of-pocket costs, TST will exert commercially reasonable efforts to obtain and maintain key person life insurance covering the lives of either or both of the foregoing individuals with death benefits as requested by MSC of up to two million dollars ($2,000,000) for [***] and one million dollars ($1,000,000) for [***] payable to MSC. If for any reason MSC cannot be a direct beneficiary of any such policy, then TST will collect the death benefit and promptly thereafter remit any equal amount to MSC.

     8.13 Neither party without the approval of the other shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, public stockholders or otherwise, relating to this Agreement, performance under it or any of its terms, any amendment hereto or performance thereunder save only such announcements as in the opinion of counsel for the party making such announcement is required by law to be made or pursuant to the agreement of the parties, such agreement to be given reasonably. Notwithstanding the foregoing, either party may disclose to actual or potential customers the existence of this Agreement and the general subject matter to which it relates.

     8.14 With respect to product types indicated on Schedule 1B as potentially being marketed both within and outside of the Field and in other circumstances in which either MSC or TST raises a question with regard to whether a particular product or a particular proposed transaction or series of transactions will be within the Field, the parties agree to confer and negotiate in good faith to reach agreement on a case-by-case basis. In the event the parties fail to reach agreement, the issue shall be referred for resolution as provided in Article IX. Further, in dealing with such products and with customers operating both within and outside the Field, the parties intend to cooperate in a manner that will best serve such customers and best utilize the parties' respective resources, skills and competitive advantages in such areas as product design, manufacturing, marketing and customer support. The parties will negotiate in good faith to arrive at mutually agreeable arrangements directed toward such ends on a case-by-case and/or customer-by-customer basis.

     8.15 Should MSC become aware of an opportunity for commercialization of the Licensed Patents outside of the Field and outside of the fields of business then being pursued directly by TST and its Affiliates (which latter fields include but are not limited to the fields of appliances, commercial products, medical products and exercise equipment), then it may notify TST of the opportunity and request that the definition of the Field in this Agreement be expanded to cover that opportunity. TST under no circumstances shall be obligated to agree to expand the

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

definition of the Field hereunder, or to refrain from pursuing such opportunity for itself and its Affiliates, but shall in good faith negotiate with MSC with regard to any such opportunity. If TST and MSC do not agree to such an expanded definition of the Field, unless TST had previously been pursuing the opportunity identified by MSC, [***].

     8.16 The parties shall from time to time, not less frequently than once in each calendar quarter, meet in order to review MSC's exploitation of the rights and licenses herein granted, and to review TST's efforts to develop Improvements.

     8.17 This Agreement is only between MSC and TST, and does not create any rights on behalf of any parties other than MSC and TST and, to the extent expressly set forth herein, their respective Affiliates.

     8.18 If TST shall have an involuntary petition filed against it or shall file a voluntary petition under the bankruptcy laws of the United States, the parties intend that MSC shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent, including, without limitation, if MSC so elects, the protection conferred upon MSC under Section 365(n) of Title 11 of the United States Code (the "Bankruptcy Code"), or any similar provision of any applicable law. The Licensed Patents and Know-How, for the purposes of Section 365(n) of the Bankruptcy Code, are deemed to be "intellectual property" as that term is defined in Section 101(35A) of the Bankruptcy Code. All materials required to be delivered by TST to MSC hereunder, and all materials relating to the Licensed Patents, Licensed Products, and Know-How which, in the course of dealing between the parties under this Agreement, are customarily delivered, are considered to be "embodiments" of such intellectual property and intellectual property rights for purposes of said
Section 365(n). All written agreements entered into in connection with the parties' performance hereunder from time to time are considered agreements "supplementary" to this Agreement for purposes of Section 365(n) of the Bankruptcy Code. At the request of MSC and at its cost, TST shall grant a security interest in Licensed Patents and Know-How in favor of MSC, which security interest may be recorded by MSC as it deems appropriate. Such security interest, if granted, shall be solely to secure the continued enjoyment by MSC of its rights hereunder and shall expire immediately at such time as the license granted hereunder ceases to be exclusive. MSC may at its discretion record pertinent portions of this Agreement with the United States Patent and Trademark Office, but prior to doing so, MSC will exert all commercially reasonable efforts to notify and confer with TST regarding the specific portions it intends to record.

                         ARTICLE IX - DISPUTE RESOLUTION

     9.1 Should the parties at any time be unable to reach agreement as to any matter entrusted to their joint determination, then they shall refer the matter for resolution to their respective senior management who shall receive such information as the parties deem desirable and who shall meet forthwith in an attempt to amicably resolve matters.

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     9.2 Should senior management be unable to resolve a dispute as provided in
Section 9.1 within 45 days following such referral, then any and all disputes between the parties relating in any way to entering into of this Agreement and/or the validity, construction, meaning, enforceability, or performance of this Agreement or any of its provisions, or the intent of the parties in entering into this Agreement, or any of its provisions shall be settled by arbitration. Such arbitration shall be conducted at Chicago, Illinois, in accordance with the rules then pertaining to the American Arbitration Association with a panel of three (3) arbitrators. The panel of arbitrators shall be selected by agreement of the parties, but if the parties cannot agree on the panel within thirty (30) days, each party shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. The arbitrators shall be selected from the National Panel of Arbitrators of the American Arbitration Association. Reasonable discovery as determined by the Arbitrators shall apply to the arbitration proceeding. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The prevailing party in such arbitration, in addition to all other relief provided, may be awarded its reasonable costs and expenses including attorney costs, in each case as determined by the arbitrators in their sole discretion. Notwithstanding the foregoing, either party may initiate or continue a proceeding in a court of competent jurisdiction in order to obtain injunctive relief in order to preserve the status quo ante or to protect and preserve its intellectual property rights, at any time, including but not limited to any period in which an arbitration proceeding is pending hereunder.

                        ARTICLE X - TERM AND TERMINATION

     10.1 The term of this Agreement shall be for a term commencing on the Effective Date and, unless sooner terminated, extending until expiration of the last to expire of all patents included in the Licensed Patents or until there remains no Valid Claim under the Licensed patents, whichever occurs earlier.

     10.2 MSC may in its discretion terminate this Agreement and the licenses and rights granted herein:

          (a) if TST shall at any time commit a material default or be in material breach under any term or condition of this Agreement and fails to reasonably cure such default or breach within forty-five (45) days after receipt of written notice from MSC reasonably specifying the default or breach; or

          (b) without cause at any time after March 1, 2006 upon one hundred twenty (120) days prior written notice to TST; or

          (c) if at any time prior to April 26, 2005 either or both of [***] or [***] ceases to be employed by TST or is determined to be permanently disabled as set forth in their respective employment agreements described in Section 6.5 of this Agreement.

Notwithstanding the foregoing, MSC's right to terminate pursuant to subsection
(c) above may only be exercised upon thirty (30) days advanced written notice given to TST within ninety (90)

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days following the date on which MSC receives notice that either or both of the named individuals has ceased to be employed by TST and then only if such individuals are not employed or have not agreed to become employed by MSC or its Affiliates. Further, MSC shall have no right to terminate pursuant to subsection
(c) above in the event either or both of the named individuals has ceased to be employed by reason of his death, provided that MSC is either the beneficiary of a key person life insurance policy covering such individual as provided in
Section 8.12 or TST pays to MSC an amount equal to the amount of the benefits payable under such a policy or, if no such policy is then in force, an amount equal to One Million Dollars ($1,000,000) in the event of the death of [***] or Two Million Dollars ($2,000,000) in the event of the death of [***].

     10.3 In the event MSC is entitled to terminate this Agreement and its rights and licenses hereunder pursuant to the provisions of Section 10.2, it may instead in its sole discretion elect, by written notice to TST, to continue to be licensed under this Agreement on a non-exclusive basis.

     10.4 TST may in its discretion terminate this Agreement and the licenses and rights granted herein:

          (a) if MSC shall at any time be in default with respect to any payment due hereunder and fail to cure such default within fifteen (15) days after receipt of written notice from TST; or

          (b) if MSC shall at any time commit any other material default or be in material breach under any term or condition of this Agreement and fails to reasonably cure such default or breach within forty-five (45) days after receipt of written notice from TST reasonably specifying the default or breach; or

          (c) upon written notice from TST if MSC shall, for any reason, suspend or cease conducting all of its business related to Licensed Products for a period of one hundred twenty (120) consecutive days or for periods totaling one hundred eighty (180) days in any calendar year.

     10.5 In the event TST is entitled to terminate this Agreement and MSC's rights and licenses hereunder pursuant to the provisions of Section 10.4, it may instead, in its sole discretion, elect, by written notice to MSC, to terminate only the exclusivity of any or all of the licenses granted to MSC hereunder. Notwithstanding any other provision of this Agreement, in the event that this Agreement and the licenses and rights granted hereunder or exclusivity with respect thereto is terminated by TST pursuant to Section 10.4 at any time prior to March 1, 2006, MSC shall nevertheless continue to be obligated to pay Minimum Annual Royalties for all periods through February 28, 2006, and in the case of termination of this Agreement, all such amounts shall become immediately due and payable on the termination date.

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     10.6 In the event of termination of this Agreement or the licenses and rights granted hereunder by MSC pursuant to Section 10.2 above, then MSC shall be entitled to continue to manufacture and sell Licensed Products and TST shall have an obligation to support MSC customers and sublicensees for a period of up to one hundred eighty (180) days solely in order to dispose of inventory on hand at the time of termination and fulfill customer orders received and accepted prior to the time of termination, subject in each case to continuing payment of royalties with respect to such sales.

     10.7 The terms, conditions and provisions of the following sections shall survive the expiration or termination of this Agreement: Article I, Section 2.5(f), Article III, Article IV, Sections 5.3, 5.4, 7.2 through 7.6 (as to litigation pending prior to termination), 8.1 through 8.11, 8.13, 8.17, Article IX, Sections 10.5, 10.6, 10.7 and Articles XI and XII.

                        ARTICLE XI - WARRANTY LIMITATIONS

     11.1 Nothing in this Agreement shall be construed as:

          (a) a warranty or representation by TST as to the scope of any patent included in Licensed Patents; or

          (b) a requirement that TST shall file any patent application, secure any patent, or maintain any patent in force; or

          (c) an obligation to bring or prosecute actions or suits against third parties for infringement.

                           ARTICLE XII-CONFIDENTIALITY

     12.1 "Confidential Information" as used herein shall mean all non-public information, documentation, software (including listings thereof and documentation related thereto), blueprints, drawings, sketches, trade secrets, Know-How and other confidential research, development or manufacturing data regardless of the media in which the foregoing may be stored that concerns or relates to the business, prospects, processes, operations, employees, contractors, suppliers, customers, strategic, operating marketing and sales plans, financial and tax accounting data of a party or with respect to which a party is obligated to maintain confidentiality. In order for information to be considered confidential hereunder, it shall be stamped, marked, or otherwise so indicated by TST or MSC by applying to the information the notation "Confidential Information". Notwithstanding anything to the contrary herein and without any marking requirement, the substantive terms and conditions of this Agreement other than the existence and general scope of licenses and rights granted hereunder with respect to the Licensed Patents, shall be deemed Confidential Information of both parties, with each owing a duty of confidentiality to the other.

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     This Agreement shall not be construed to prevent a party from making use of or disclosing information which:

     A. was lawfully in its possession subject to no obligations of confidentiality prior to the production of such information by the disclosing party; or

     B. appears in any issued patent, printed publication, or other published or circulated material available to the general public; or

     C. was or is hereafter obtained from a source or sources not under an obligation of secrecy to the disclosing party; or

     D. is exempted from the operation of this Agreement by written consent of the disclosing party.

     Further this Agreement shall not be construed to prevent a receiving party from disclosing Confidential Information of a disclosing party to the extent such disclosure is compelled by a court or other governmental authority or otherwise required under applicable law, provided that such receiving party shall exert reasonable efforts to notify the disclosing party of such impending disclosure and shall cooperate in seeking an appropriate protective order or other action to prevent or restrict disclosure.

     12.2 Each party acknowledges and agrees that Confidential Information is proprietary to the disclosing party and that any unauthorized disclosure or unauthorized use thereof by the receiving party will cause irreparable harm and loss to the disclosing party. In the event of actual or threatened breach of this Agreement by a receiving party or one of its employees to whom Confidential Information of the other party has been disclosed, the disclosing party shall be entitled to secure an immediate preliminary injunction prohibiting disclosure of its Confidential Information, which action shall not restrict or limit any other remedies, legal or equitable, that the disclosing party might determine to seek.

     12.3 In consideration of the disclosure to the receiving party of Confidential Information, the receiving party agrees to treat Confidential Information of the disclosing party in confidence and to undertake the following additional obligations with respect thereto:

          (a) to use such Confidential Information for the sole purpose of performing its obligations and exercising its rights under this Agreement including but not limited to developing Improvements;

          (b) not to copy, in whole or in part, such Confidential Information except as may be necessary or useful in connection with the purposes described in Section 12.3(a);

          (c) not to disclose such Confidential Information to any third parties other than professional and financial advisors, consultants and contractors as and to the extent

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     necessary or useful in connection with the purposes described in Section
     12.3(a) and then only if such third parties are legally bound to maintain such Confidential Information in confidence;

          (d) to limit dissemination of such Confidential Information to only those of receiving party's employees, officers, directors, contractors, professional advisors, bankers and investors who have a need to know for the purposes described in Section 12.3(a) above and who are subject to binding obligations to hold the Confidential Information disclosed to them in confidence; and

          (e) to return or destroy all materials containing such Confidential Information, other than jointly owned Confidential Information including all copies and records thereof, upon any termination or expiration of this Agreement and certify in a writing signed by an officer that the same has been accomplished.

     12.4 The restrictions and obligations of Article XII of this Agreement shall survive any expiration, termination or cancellation of this Agreement and shall continue to bind the receiving party, its successors, heirs and assigns.

     12.5 During the term hereof, MSC shall not reverse engineer Chips designed by or for TST.

     12.6 MSC shall give TST notice prior to executing any non-disclosure agreement relating to Licensed Products with any third party. TST shall have five (5) business days from receipt of such notice to withhold or condition its approval. Should TST fail to withhold or condition its approval within such five
(5) business days, then its consent to MSC entering into the non-disclosure agreement will be presumed.

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                            ARTICLE XIII- COMPONENTS

     13.1 During the term of this Agreement, subject to the ability of TST or its contract manufacturers to supply Chips that meet MSC's quality standards and requirements for quantity, delivery and service as MSC in its sole discretion shall determine, all of the respective requirements of MSC, its Affiliates and its sublicensees for TST's proprietary Chips for use in manufacturing Licensed Products shall be purchased from TST at prices equal to TST's cost, as defined in Section 13.5 below, subject to adjustment pursuant to Section 2.8 (providing that TST may increase the price of such Chips purchased for sale to sublicensees under new Manufacturing Sublicenses to its cost divided by [***] in the event that MSC's license and rights hereunder become non-exclusive) and pursuant to
Section 13.6 (providing for prices greater than actual cost in certain circumstances). Nothing in this Section 13.1 shall obligate TST to make any changes or modifications to the designs of any Chips, but TST will consider requests for such changes or modifications.

          (a) For purposes of this Section 13.1, TST's cost shall mean TST's costs and expenses as set forth in Section 13.5.

          (b) Should TST be unable or unwilling to satisfy the requirements of MSC, its Affiliates and/or its sublicensees for Chips pursuant to this
     Section 13.1, MSC shall have the right to make the Chips or have them made to supply its requirements and the requirements of its Affiliates and sublicensees. MSC will be responsible for any breach of its obligations under this Agreement by its Affiliates and Sublicensees, even if the breach was actually committed by a contract manufacturer. MSC shall undertake to utilize a contract manufacturer for Chips only where such contract manufacturer is held to standards no less stringent than those applied to TST Should MSC undertake to make Chips or have them made for use in Licensed Products pursuant to this Article XIII, TST shall not be responsible for any costs or expenses associated with any such manufacture, including, without limitation, direct labor and material costs. The manufacturing rights provided in this Section 13.1(b) shall be MSC's sole and exclusive remedy for any breach by TST of any obligation hereunder to supply Chips. Subject to Article XII of this Agreement, TST agrees to provide MSC with the documents, information, masks, mask works, and Know-How necessary or useful in manufacturing the Chips, including, without limitation, manufacturing specifications and tolerances, technical drawings, and schematics, as necessary or useful to enable MSC to exercise its manufacturing rights in accordance with this Section 13.1(b). The parties further agree that MSC and its Affiliates and sublicensees shall comply with all applicable laws and regulations, including consumer protection and safety legislation, in manufacturing the Chips.

          (c) At any time at which MSC is unable to compete effectively in any relevant market within the Field because the cost of Chips supplied by TST hereunder is not competitive with the cost of comparable Chips available to MSC from other sources, MSC shall so notify TST in writing and the parties shall cooperate and jointly exert commercially reasonable efforts to reduce such costs to levels that would reasonably be expected to enable MSC to be competitive, such efforts to include, but not be limited to,

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     seeking alternative sourcing for Chip fabrication. Should the parties fail to agree on cost reduction actions to be taken pursuant to this Section 13.1(c) resolution of any such disagreement or dispute shall be pursued in accordance with Article IX.

     13.2 During the term of this Agreement, TST and its Affiliates shall have the right but not the obligation to purchase from MSC Assembled Flexible Substrates for use in furtherance of the manufacture of Licensed Products, such Assembled Flexible Substrates to be made available by MSC to TST and its Affiliates based upon MSC's cost (materials and direct labor, determined by reference to MSC's books and records regularly kept in accordance with GAAP), divided by [***]. MSC shall be the preferred vendor of TST and its Affiliates, respectively, for the Assembled Flexible Substrates, provided that MSC's price, quality, delivery, and service are reasonably satisfactory to TST and its Affiliates, respectively. Nothing herein shall grant TST and its Affiliates any right to sell Licensed Products in the Field during any period in which MSC's rights and license hereunder with respect thereto are exclusive.

     13.3 During the term of this Agreement, MSC and its Affiliates shall have the right but not the obligation to purchase from TST assembled glass substrates and printed circuit boards ("PCBs") for use in furtherance of the manufacture of Licensed Products, such assembled glass substrates and PCBs to be made available by TST to MSC and its Affiliates, based upon TST's cost (materials and direct labor, determined by reference to TST's books and records regularly kept in acceptance with GAAP), divided by [***]. TST shall be the preferred vendor of MSC and its Affiliates for the assembled glass substrates and PCBs, provided that TST's price, quality, delivery, and service are reasonably satisfactory to MSC and its Affiliates, respectively.

     13.4 Each of the parties shall keep complete and accurate records of its costs to manufacture/acquire the components called for by this Article XIII in accordance with GAAP. Each of the parties shall have the right, at its sole discretion and expense, to nominate an independent accountant reasonably acceptable to and approved by the other party, acceptance and approval not to be unreasonably withheld, conditioned or delayed, who shall have access to the other party's records, after executing a Confidentiality Agreement acceptable to the other party, during reasonable business hours for the purpose of verifying the costs specified in this Article XIII for the two preceding Fiscal Years, but this right may not be exercised more than once in any Fiscal Year, and the accountant shall disclose to the party only information relating solely to the accuracy of the costs and the correct amounts paid and payable by the other parties pursuant to this Article XIII.

     13.5 [***].

     13.6 In connection with the supply of Chips by TST pursuant to Section 13.1, TST may from time to time propose to engage in capital investment programs intended to reduce the cost of the Chips. TST may request that MSC participate in such proposed programs. MSC shall have no obligation to so participate, but if it does not, then notwithstanding the provisions of Section 13.1, MSC shall not benefit from the actual Chip cost reduction, if any, resulting solely

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from such capital investment by TST and the price paid by MSC for Chips supplied under Section 13.1 shall thereafter be adjusted accordingly.

     13.7 Whenever a party supplying any articles pursuant to this Article XIII anticipates or determines that its costs will increase in a manner that would reasonably be expected to result in a substantial increase in the price of such articles, the supplying party will exert commercially reasonable efforts to notify the purchasing party of its best estimate of such increase and the anticipated basis therefor at least thirty (30) days in advance.

                               ARTICLE XIV-SUPPORT

     14.1 TST shall assign sufficient skilled engineering staff throughout the term of this Agreement to enable timely communication to MSC of the intellectual property being licensed under this Agreement, including but not limited to communication of all hereafter developed Know-How and Improvements. In addition, TST shall employ sufficient engineers to communicate on a timely basis technical information and provide support reasonably requested by MSC to facilitate MSC's development of Licensed Products. For the period through February 28, 2003, however, TST shall not be obligated to provided such support in excess of [***] hours. For Fiscal Years ending after February 28, 2003, TST shall not be obligated to provided such support in excess of [***] hours in any Fiscal Year. Unless otherwise agreed by the parties, the obligations of TST under this
Section 14.1 shall cease at any time when MSC ceases to be subject to Minimum Annual Royalty payment obligations.

     14.2 MSC shall employ reasonably skilled engineers, at least one of whom is an electronics engineer, and technicians to timely receive from TST the technical information, Know-How, and intellectual property being licensed pursuant to this Agreement.

                          ARTICLE XV - SALE OF LICENSES

     15.1 MSC may determine that it desires to sell and transfer all of its rights and obligations under this Agreement with respect to the transportation market and/or the consumer electronics market as defined and included in the Field (the "Transferred Field") to another party (a "Buyer") in a transaction under which the Buyer would become a licensee entitled to exercise all rights and privileges under this Agreement and under Sublicenses with respect to Licensed Products in the Transferred Field, would be deemed a successor in interest of MSC with respect thereto and would assume a portion of MSC's obligations, including but not limited to the payment of Total Royalties related to Transferred Field (a "Sale Transaction").

     15.2 In the event MSC proposes a Sale Transaction pursuant to this Article XV, MSC shall first notify TST and afford it the opportunity to re-acquire rights with respect to the Transferred Field upon mutually agreeable terms and conditions negotiated in good faith. If MSC and TST should fail to negotiate and execute a mutually agreeable Sale Transaction within sixty (60) days following TST's receipt of such notice, then MSC shall be free to negotiate a Sale Transaction with a third party Buyer on terms not less favorable than those offered by TST, if any. Prior to entering into any such Sale Transaction, MSC shall provide TST with a written

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

notice identifying the name and address of the proposed Buyer and setting forth in detail all of the material terms of the proposed Sale Transaction. MSC shall not enter into any such Sale Transaction without the prior approval of TST, which approval shall not be unreasonably withheld, conditioned or delayed. If TST fails to give MSC written notice to the contrary within thirty (30) days following TST's receipt of the foregoing notice of the identity of the proposed Buyer and the terms of the proposed Sale Transaction, then TST shall be deemed to have approved such Sale Transaction.

     15.3 In the event that MSC effects a Sale Transaction, it shall pay to TST a portion of the Adjusted Net Proceeds (as defined below) of such Sale Transaction as set forth below:

          (a) Such payment shall be made on the date on which the Sale Transaction is consummated and shall be accompanied by a written closing statement showing the calculation for determining the amount of such payment in accordance herewith. Such statement shall be delivered even if no amount is payable to TST pursuant hereto.

          (b) For Sales Transactions as to which a notice is given prior to March 1, 2004 and which are consummated prior to March 1, 2005, MSC shall pay TST [***] of the Adjusted Net Proceeds (as defined below), if any, plus [***] of Other Valuable Consideration (as defined below), if any.

          (c) For all other Sales Transactions, MSC shall pay TST [***] of the Adjusted Net Proceeds, if any, plus [***] of Other Valuable Consideration, if any.

          (d)  For purposes of this Section 15.3:

               (i) "Adjusted Net Proceeds" shall mean the Gross Proceeds (as defined below), net of the reasonable out-of-pocket expenses incurred by MSC in connection with effecting such Sale Transaction.

               (ii) "Gross Proceeds" shall mean the total consideration paid or payable by the Buyer to MSC and its Affiliates in the Sale Transaction, whether paid in cash, securities or property, or by assumption of indebtedness for borrowed money. Consideration other than cash and cash equivalents shall be valued at fair market value and any deferred payments shall be discounted to net present value using a discount rate equal to [***] per annum.

               (iii) "Other Valuable Consideration" shall mean the portion of the ongoing Minimum Annual Royalty obligations of MSC assumed by the Buyer during the Fiscal Years ending prior to March 1, 2006, discounted to net present value using a discount rate equal to [***] per annum. To the extent that Minimum Annual Royalties assumed by the Buyer for which MSC has paid Other Valuable

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                     Consideration in connection with the Sales Transaction
                     (Other Valuable Consideration) are ultimately paid by the Buyer to TST, Other Valuable Consideration shall be proportionately reduced retroactively. Within forty-five
                     (45) days following the last day of each Fiscal Year ending prior to March 1, 2006, TST shall pay to MSC an amount equal to the Minimum Annual Royalties received from the Buyer during such Fiscal Year with respect to which MSC has previously paid Other Valuable Consideration, or credit such amount against the next required Minimum Annual Royalty payment by MSC. Each such payment or notice of such credit shall be accompanied by a report setting forth the calculation of the amounts to be paid or credited and the basis therefor.

     15.4 All calculations of Adjusted Net Proceeds, Other Valuable Consideration and Minimum Annual Royalties paid by the Buyer for purposes of this Article XV shall be based upon accounts and records maintained in accordance with GAAP, and MSC and TST, respectively, shall keep accurate records that are sufficiently detailed and complete to permit an examination for purposes of verifying the accuracy of the foregoing calculations, of the amounts of Adjusted Net Proceeds and Other Valuable Consideration paid or payable by MSC to TST pursuant to this Article XV, and of the amounts of Minimum Annual Royalties paid by the Buyer to TST and the amounts paid or payable by TST to MSC pursuant to Section 15.3(d)(iii). TST shall have the right, at its sole discretion and expense, upon written notice given within ninety (90) days following TST's receipt of the statement of the calculation of the amount payable to TST with respect to each Sale Transaction pursuant to this Article XV, and MSC shall have the right, at its sole discretion and expense, upon written notice given within ninety (90) days following MSC's receipt of each report pursuant to Section 15.3(d)(iii), to nominate an independent accountant reasonably acceptable to and approved by MSC or TST, as the case may be, such acceptance and approval not to be unreasonably withheld, conditioned or delayed. Such accountant shall have access to MSC's or TST's records, as the case may be (after executing a confidentiality agreement reasonably acceptable to MSC or TST, as the case may be), during reasonable business hours for the purpose of inspecting and examining such records and verifying the amounts paid or payable to TST or MSC, as the case may be, under this Article XV.

     15.5 [***].

     15.6 [***].

     15.7 [***].

                      ARTICLE XVI - SIGNATURE AND DELIVERY

     16.1 This Agreement, and any amendments, waivers, consents or supplements hereto or in connection herewith, may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be

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deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and the delivery thereof to the other party.

     16.2 This Agreement may be executed by signature transmitted via facsimile machine ("Fax"), and shall be treated in all manner and respects as an original document with the same binding legal effect as an original document. The signature of any party by Fax shall be considered for these purposes as an original signature. At the request of any party, any Fax signature shall be re-executed by the parties in an original form.

                      [This Space Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on the dates indicated below to be effective as of the Effective Date.

                                      Material Sciences Corporation

                                      By:
                                         ---------------------------------------
                                             Edward J. Vydra, Vice President and
                                             Chief Technology Officer

                                      Date:
                                           -------------------------------------



                                      TouchSensor Technologies, LLC

                                      By:
                                         ---------------------------------------
                                             Douglas Roberts, Chairman

                                      Date:
                                           -------------------------------------

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